Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Announces Redemption of Capital Trust I Preferred Securities
and First Cash Dividend on its Common Stock

Winston-Salem, North Carolina, January 14, 2004 – Southern Community Financial Corporation (Nasdaq: SCMF) announced today that Southern Community Capital Trust I (Nasdaq: SCMFP) (the “Trust”), a subsidiary of Southern Community Financial Corporation, will redeem all of its 7.25% Cumulative Convertible Trust Preferred Securities (the “Convertible Securities”) and its 7.25% Common Securities (the “Trust Common Securities”) at the stated Liquidation Amount ($10.00 per security) on March 12, 2004 (the “Redemption Date”). The record date for the redemption is February 25, 2004. The Wilmington Trust Company of Delaware, property trustee of the Convertible Securities, will notify the holders of the redemption.

Conversion rights for holders of the Convertible Securities will cease at 5:00 p.m. on March 11, 2004. Requests to convert to common stock must be received by The Wilmington Trust Company by 5:00 p.m. on March 11, 2004. Any Convertible Securities submitted for conversion prior to that time will be entitled to receive shares of common stock of Southern Community Financial Corporation at a rate of 1.2107 shares of common stock for each Convertible Security. Conversion rights are facilitated through The Depository Trust Company’s conversion program. The conversion rate equates to a conversion price of $8.2597 per share. Shares of Southern Community Financial Corporation closed at $11.41 on January 9, 2004.

The Trust is taking such action in connection with the concurrent redemption by Southern Community Financial Corporation of all of its 7.25% debentures due March 31, 2032 (the “Debentures”) that are held exclusively by the Trust. The Debentures are to be redeemed on the Redemption Date. The redemption price shall equal the principal amount of the Debentures on the Redemption Date plus any accrued and unpaid interest thereon to the Redemption Date.

Southern Community Financial Corporation announced today an annual cash dividend of $0.11 per share of its common stock. The cash dividend will be paid on March 15, 2004 to all common stock shareholders of record on February 20, 2004. Holders of the Convertible Securities must convert by the February 20, 2004 cash dividend record date to be eligible for the cash dividend on the common stock.

F. Scott Bauer, Chairman and CEO, said, “The conversion of these convertible securities will be positive in terms of equity and earnings. It also expands our base of common shareholders. We are also very excited to announce our first ever cash dividend on our common stock. This rewards our shareholders who have supported our growth.”

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community Bank and Trust operates eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and trust preferred securities under the symbols SCMFP and SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500